                                 CONSULTING AGREEMENT

     Effective January 24, 1998 ("Effective Date"), Laser Photonics, Inc., acting through its Acculase subsidiary, having an address at 6865 Flanders Drive, Suite G, San Diego, CA 92121, ("LASER PHOTONICS") and Rox Anderson, M.D. residing at Lexington, Massachusetts ("Consultant") agree to the following terms and conditions under which Consultant has agreed to provide LASER PHOTONICS with Consulting Service during the period ending __ years from the Effective Date of this Agreement.

     1.    SCOPE OF WORK

     The services performed by Consultant for LASER PHOTONICS pursuant to this Agreement shall be deemed to be within the general field of excimer lasers applications in dermatology ("Field of the Agreement"). Consulting Service shall mean those services to be performed by Consultant for LASER PHOTONICS as outlined in the attached Exhibit A.

     2.    COMPENSATION

           a) LASER PHOTONICS shall pay Consultant for Consulting Service actually requested by and provided to LASER PHOTONICS at the rate of One Thousand Dollars ($1000.00) per day. Consultant has agreed to provide LASER PHOTONICS with a minimum of eight days, preferably two days each calendar quarter, of Consulting Service under this Agreement. Consultant also recognizes that any obligation specifying a minimum number of hours to be made available by Consultant shall not be interpreted as binding LASER PHOTONICS to use Consultant for the specified number of hours. LASER PHOTONICS shall only be obligated to pay Consultant for the actual number of hours requested by LASER PHOTONICS and provided by Consultant.

           b) In the event that LASER PHOTONICS requests Consultant to provide Consulting Service at a location away from the metropolitan area of Consultant's regular place of business, LASER PHOTONICS will reimburse Consultant for reasonable travel and living expenses incurred by Consultant. It is understood and agreed that LASER PHOTONICS will stipulate the places and locations where Consultant will provide the Consulting Service. Payment for the Consulting Service and any travel expenses will be made upon submission by Consultant and approval by LASER PHOTONICS of an itemized account of the Consulting Service provided, travel expenses incurred, and payments due.

     3.    MANNER OF PERFORMANCE

           a) Consultant represents that Consultant has the requisite expertise, ability and legal right to render the Consulting Service, and will perform the Consulting Service in an efficient manner and in accordance with the terms of this Agreement. Consultant will abide by all laws, rules and regulations that apply to the performance of the Consulting Service and when on LASER Photonic's premises, will comply with LASER Photonic's policies with respect to conduct of visitors.

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           b)    Consultant is an independent contractor, and shall not be
considered an employee of LASER PHOTONICS. LASER PHOTONICS will not be responsible for Consultant's acts while performing the Consulting Services, whether on LASER Photonic's premises or elsewhere, and Consultant will not have authority to speak for, represent or obligate LASER PHOTONICS in any way.

     4.    CONFIDENTIALITY

           a) During discussions leading up to this Agreement, and during the course of the Consulting Service performed pursuant to this Agreement, it is anticipated that Consultant will learn confidential and/or proprietary information of LASER PHOTONICS. Consultant will keep confidential, and not use, except in connection with the Consulting Service to be provided hereunder, information which is provided to Consultant by LASER PHOTONICS and/or developed by Consultant while performing Consulting Service, including without limitation, information concerning LASER PHOTONICS products, manufacturing processes, customers, product pricing, and technical know-how, unless and until LASER PHOTONICS consents to disclosure, or unless such information otherwise was previously known by Consultant, as documented by Consultant in writing, or becomes generally available to the public through no fault of Consultant. The obligations of non-use and confidentiality of such information shall survive the termination of this Agreement.

           b) Consultant further represents that any and all information disclosed to LASER PHOTONICS, or used for the benefit of LASER PHOTONICS by Consultant does not include any confidential, trade secret or proprietary information of others.

     c) Consultant will not disclose to others, without LASER PHOTONICS's consent, the fact that it is providing Consulting Service for LASER PHOTONICS, Upon termination of this Agreement, Consultant will return to LASER PHOTONICS all copies of drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) provided to Consultant by LASER PHOTONICS or developed by Consultant during the performance of Consulting Services under this Agreement.

           d) Laser Photonics agrees that Consultant shall have the right to publish the results of any research performed under this agreement in a mutually agreed upon scientific journal subject to the following conditions:

                 (i) Consultant agrees to and shall submit to Laser Photonics any and all drafts of such publications, including without limitation or restriction, any abstract, manuscript or press releases at least three months prior to the submission of such publication to any third party.


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

                 (ii) Laser Photonics shall have the right to exclude from such publication information which Laser Photonics deems to be confidential Laser Photonics information, provided that Laser Photonics advises Consultant of the reasons as to why Laser Photonics deems such information confidential.

                 (iii) Laser Photonics shall also advise and notify Consultant within thirty (30) clays of receipt of such publication as to whether such publication discloses inventions or discoveries for which Laser Photonics desires to seek patent or copyright protection pursuant to Articles 8 and 9 of this Agreement.

                 (iv) Consultant agrees upon LASER PHOTONICS's notice pursuant to Article 4 c), to delay the submission of such publication, including the submission of any abstract for such publication for a period of up to three
(3) months to permit Laser Photonics to prepare and file patent or copyright applications concerning such inventions or discoveries. If additional time is required to properly file a patent or copyright application, Consultant agrees, upon Laser Photonics's request to extend this time for an additional three (3) months.

     5     CONFLICTS OF INTEREST

           a) Consultant represents that it has advised LASER PHOTONICS in writing prior to the date of signing this Agreement of any relationship with third parties, including competitors of LASER PHOTONICS, which would present a conflict of interest with the Consulting Service, or which would prevent Consultant from carrying out the terms of this Agreement. Consultant agrees to advise LASER PHOTONICS of any such relationships that arise during the term of this Agreement.

           b) LASER PHOTONICS will have the option to terminate this Agreement without further liability to Consultant, upon leaming of the occurrence of any of the described events except to pay for any Consulting Service actually rendered. Consultant shall have no recourse against LASER PHOTONICS for termination under this Article.

     6.    RELATIONSHIP WITH OTHERS

           a) During the term of this Agreement, and for one year after its termination date, Consultant agrees not to perform any service within the Field of the Agreement or which may utilize any of the information obtained from LASER PHOTONICS or any information developed during the course of performing the Consulting Service for LASER PHOTONICS, for any other entity, and in particular any other entity engaged in the development, manufacture, distribution or sales of medical care products or services.


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

     7.    INDEMNIFICATION

           a) Consultant agrees to indemnify and hold LASER PHOTONICS harmless for any injury occurring to the property or person of Consultant as a result of Consultant's performance of Consulting Services under this Agreement, provided that said injury has not occurred because of the gross negligence of LASER PHOTONICS.

     8.    OWNERSHIP OF DEVELOPMENT

           a) Consultant agrees and does hereby assign to LASER PHOTONICS, any and all of Consultant's interest in any inventions or discoveries, which includes all written materials and other works which may be subject to copyright, and all patentable and unpatentable inventions, discoveries, and ideas (including but not limited to any computer software) which are reduced to practice, conceived or written by Consultant during the term of this Agreement and for 90 days after it expires, and which are based upon any information received from LASER PHOTONICS, and/or developed as a result of performing the Consulting Service for LASER PHOTONICS (hereinafter "Development"). Consultant agrees to hold all such Developments confidential in accordance with Article 4 of this Agreement.

           b) Consultant shall disclose promptly to LASER PHOTONICS each such inventions or discoveries and, upon LASER PHOTONICS's request and at LASER PHOTONICS's expense Consultant will assist LASER PHOTONICS, or anyone it designates, in filing and prosecuting patent or copyright applications in any country in the world, Each copyrightable work, to the extent permitted by law, will be considered a work made for hire and the authorship and copyright of the work shall be in LASER PHOTONICS's name. Consultant will execute all papers and do all things which may be necessary or advisable, in the opinion of LASER PHOTONICS, to prepare, file and prosecute such applications, and to evidence the assignment in LASER PHOTONICS, or its designee, of all right, title and interest in and to such Development.

           c) LASER PHOTONICS agrees to compensate Consultant for any time Consultant actually spends in response to a specific request for assistance by LASER PHOTONICS under this Article. If for any reason Consultant's interest in such Development is subordinate to another party, or if Consultant's interest in such Development has been released to another party pursuant to a contract or governmental regulation, Consultant agrees to notify LASER PHOTONICS and take whatever steps LASER PHOTONICS deems necessary to convert or transfer such third party's interest in such Development to Consultant for subsequent transfer to LASER PHOTONICS under the terms of this Agreement. Furthermore, if for any reason LASER PHOTONICS is unable to obtain Consultant's execution of any paper necessary to prepare, file and/or prosecute such applications, Consultant hereby conveys to LASER PHOTONICS its power of attorney only for the purpose of executing any such papers necessary to prepare, file and/or prosecute such applications.


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     9.    DISCLOSURES TO LASER PHOTONICS

           a) If during the term of this Agreement, Consultant discloses any copyrightable works, inventions, discoveries, or ideas to LASER PHOTONICS which were conceived or written prior to this Agreement, or which are not based upon any Information received from LASER PHOTONICS, and/or developed as a result of performing the Consulting Services under this Agreement, LASER PHOTONICS will have no liability to Consultant because of its use of such works, inventions, discoveries or ideas, except liability for infringement of any valid copyright or patent now or hereafter issued thereof.

     10.   TERM

           a) The term of this Agreement is as specified on the first page of this Agreement. The parties agree that this Agreement may be extended by mutual written agreement. LASER PHOTONICS shall have the right to terminate this Agreement upon sixty (60) days written notice to Consultant agrees that he shall have no recourse against LASER PHOTONICS, beyond that provided for under
Article 2, for LASER PHOTONICS's earlier termination. LASER PHOTONICS's only obligation upon such termination is to compensate Consultant for any time actually spent by Consultant in providing Consulting Services under this Agreement and for properly reimbursable travel expenses.

     11.   GENERAL

           a) No assignment by Consultant of this Agreement, or any sums due under it, will be binding on LASER PHOTONICS without LASER PHOTONICS's prior written consent. This Agreement supersedes all prior agreements and understandings between the parties respecting the subject matter of this Agreement. This Agreement may not be changed or terminated orally by or on behalf of either party. In the event either party breaches this Agreement the other party will have the right to terminate the Agreement. In the event of the actual or threatened breach of any of the terms of paragraphs 4, 6, and 8, LASER PHOTONICS will have the right to specific performance and injunctive relief.
The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity. This Agreement shall be construed according to the laws of California for contracts made within that state.



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

     12.   SEVERABILITY

           a) If any of the provisions of this Agreement are void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

CONSULTANT                         LASER PHOTONICS




 /s/ Rox Anderson                  By: /s/ Raymond A. Hartman
 ----------------                      ----------------------
Rox Anderson, M.D.                 Title:  President








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